Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Reports Results for First Quarter Ending September 30, 2008

Bensalem, Pennsylvania, November 13, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended September 30, 2008:

•                  Fiscal year 2009 first quarter residential property revenue decreased 26% to $88.6 million (200 homes) compared to $119.4 million (263 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2009 first quarter was $443,000 compared to $454,000 in the prior year period.

•                  Fiscal year 2009 first quarter net new orders decreased 59% to $53.6 million (135 homes) compared to $132.6 million (303 homes) for the prior year period.

•                  The backlog at September 30, 2008 decreased 39% to $203.3 million (421 homes) compared to $331.1 million (649 homes) at September 30, 2007.  At September 30, 2008, 90% of this backlog was in the Company’s northern and southern regions, compared with 87% in those regions at September 30, 2007.  The average selling price for homes in backlog at June 30, 2008 was $483,000 compared to $510,000 as of September 30, 2007.

•                  The Company experienced a cancellation rate of approximately 36% for the three months ended September 30, 2008, which is an increase from 21% for the three months ended September 30, 2007.  This increase was primarily driven by lower gross orders.

•                  The Company owned or controlled approximately 7,004 building lots at September 30, 2008, which includes approximately 1,775 building lots controlled through contracts and options.  At September 30, 2007, the Company owned or controlled approximately 10,177 building lots, of which approximately 2,519 were controlled through contracts and options.  This represents a 31% decrease of lots owned or controlled since September 30, 2007.  As of September 30, 2008, approximately 52% of the Company’s owned lots are in its northern region; approximately 37% in its southern region, approximately 6% are in its midwestern region and approximately 5% in its Florida region.

•                  Fiscal year 2009 first quarter GAAP loss from continuing operations was $21.9 million ($1.19 per diluted share) as compared to a GAAP loss from continuing operations of $1.8 million ($0.10 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2009 first quarter loss from continuing operations was $4.5 million ($0.24 per diluted share) compared to fiscal year 2008 first quarter loss from continuing operations of $1.1 million ($0.06 per diluted share).  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2009 first quarter non-GAAP adjusted EBITDA decreased to $(2.4) million compared to $4.2 million for the prior year period.  Please refer to the section included herein under the heading “Use of Non-GAAP Financial Information” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  During the first quarter of fiscal year 2009, the Company recorded an impairment charge to goodwill in the amount of $4.2 million.  This goodwill impairment charge is related to the Parker and Lancaster acquisition, and was recorded in the Company’s Southern operating segment.

•                  During the first quarter of fiscal year 2009, the Company’s deferred tax asset reserve increased by $8.5 million.

Jeffrey P. Orleans, Chairman and Chief Executive Officer stated: “Although the downturn in the housing industry has continued and conditions remain difficult, we believe that consumer confidence and the housing market will ultimately get better.  With that in mind, we are focused on our stated core objectives, and we remain confident in our long-term opportunities.”

Inventory Impairments and Write-Off of Abandoned Projects and Pre-Acquisition Costs

As a result of a various factors, including worsening economic conditions and increasing unemployment rates, a decrease in anticipated absorption rates at various communities, slower than anticipated pace of new orders, increased uncertainty with respect to the overall mortgage market, increased mortgage underwriting standards, an increase in sales incentives and decreased homebuyer demand due to lower consumer confidence in the overall housing market, the Company recorded a pre-tax charge in the fiscal year 2009 first quarter related to inventory impairments on inventory held at September 30, 2008.

•                  For the fiscal year 2009 first quarter, the Company recorded inventory impairments of $9.4 million.  For the fiscal year 2008 first quarter, the Company recognized $0.7 million for inventory impairments.

•                  The total write-offs of abandoned projects and other pre-acquisition costs for the fiscal year 2009 first quarter were $0.2 million compared to $0.4 million for the fiscal year 2008 first quarter.

Outlook

The unfavorable market conditions in the housing industry, and challenges in the capital markets and the general economic environment, have each continued to negatively impact the Company’s closings, new order activity, pricing and cancellations.  New and resale home inventory remains elevated in several markets, and this excess inventory along with the negative impact of foreclosures, have contributed to the continuing difficulties buyers face in selling their existing homes.  Demand for new homes remains depressed due to decreased consumer confidence; and increased economic uncertainty; reduced availability of mortgage financing related to tightened underwriting standards; and general instability in the credit markets and the financial services industry.  Price discounting remains significant to drive absorption rates.  Government support to assist troubled financial institutions and to potentially minimize foreclosures may ultimately provide much needed stability in the financial and mortgage markets to begin to improve consumer confidence.  Despite these recent actions, we believe that the challenges will remain in the homebuilding industry at least in the near term.  The Company believes that unfavorable market and economic conditions will likely continue to have a negative impact on new orders, new order pricing and cancellations, thereby further reducing future revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by attempting to maintain absorption levels through the introduction of lower priced value offerings, the use of sales incentives; reevaluating its individual land holdings; reducing its land expenditures; continuing to operate with reduced housing inventory levels and emphasizing cost reductions to adjust for lower levels of production.  Further decreases in demand for our homes may require the company to further increase the use of sales incentives.  The Company continues to evaluate its owned and controlled lot positions and other assets and alternatives.

Orleans Homebuilders will hold its quarterly conference call to discuss results for the first quarter of fiscal year 2009 on Friday November 14, 2008, at 10:00 a.m. Eastern Standard Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three months ended September 30, 2008 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Earned revenues
Residential properties	$88,602	$119,357
Land sales and other income	1,719	3,519
	90,321	122,876
Costs and expenses
Residential properties	87,707	102,953
Land sales and other expense	1,808	3,252
Selling, general and administrative	16,578	18,275
Impairment of goodwill	4,180	—
Interest, net	1,864	—
	112,137	124,480

Loss from continuing operations before income taxes	(21,816)	(1,604)
Income tax expense (benefit)	120	159

Loss from continuing operations	(21,936)	(1,763)

Loss from discontinued operations, net of taxes	—	(292)

Net loss	$(21,936)	$(2,055)

Basic / diluted loss per share
Continuing Operations	$(1.19)	$(0.10)
Discontinued Operations	$—	$(0.02)
Net Loss	$(1.19)	$(0.11)

Basic / diluted weighted average shares outstanding	18,504	18,502

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	September 30,	June 30,
	2008	2008

Cash and cash equivalents	$27,332	$72,341
Restricted cash - due from title company	7,288	19,269
Marketable securities	15,745	—
Residential properties	202,645	193,257
Land and improvements	345,541	359,555
Inventory not owned - VIE	15,944	13,050
Inventory not owned - Other Financial Interests	12,031	12,171
Land deposits and costs of future developments	10,139	10,380
Total assets	668,427	716,112
Obligations related to inventory not owned - VIE	13,571	10,875
Obligations related to inventory not owned - Other Financial Interests	11,931	12,071
Mortgage obligations secured by real estate	383,135	396,133
Subordinated notes	105,000	105,000
Other notes payable	704	718
Shareholders’ equity	60,994	82,501

Use of Non-GAAP Financial Information

(1)          Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents income from continuing operations and earnings per share from continuing operations excluding the after-tax effects of charges for inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and tax valuation allowances.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the after-tax impact of non-cash charges related to inventory impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and tax valuation allowances.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	9/30/2008	9/30/2007

Reported net loss	$(21,936)	$(2,055)

Reported net loss per common share	$(1.19)	$(0.11)

Adjusted net loss and earnings per share:
Reported net loss	$(21,936)	$(2,055)
Reported loss from discontinued operations, net of tax	—	(292)
Reported loss from continuing operations, net of tax	(21,936)	(1,763)
Asset impairments	9,418	712
Goodwill Impairment	4,180	—
Write-off of debt acquisition costs	784	—
Write-off of abandoned projects	157	400
Tax impact of one time charges	(5,530)	(445)
Deferred tax asset valuation allowance	8,463	—

Adjusted net loss	$(4,464)	$(1,096)

Adjusted diluted net loss per common share	$(0.24)	$(0.06)

Basic shares outstanding	18,504	18,502
Common stock equivalents	—	—
Diluted shares outstanding	18,504	18,502

Common stock equivalents are anti-dilutive for the three months ended 9/30/2008 and 9/30/2007.

Orleans Homebuilders, Inc

Reconciliation of Adjusted EBITDA to Net Loss

(in thousands)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	9/30/2008	9/30/2007

Adjusted EBITDA	$(2,394)	$4,165
Asset impairments	9,418	712
Goodwill impairment	4,180	—
Write-off of debt acquisition costs	784	—
Write-off of abandoned projects and other pre-acquisition costs	157	400
Share-based compensation	483	559
EBITDA	(17,416)	2,494
Income tax (benefit) expense	120	159
Interest in cost of sales	4,144	3,809
Depreciation	256	289
Loss from continuing operations, net of tax	(21,936)	(1,763)
Loss from discontinued operations, net of tax	—	(292)
Net loss	$(21,936)	$(2,055)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents earnings from continuing operations before inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, flexibility and liquidity provided by our Restated Revolving Credit Facility, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowance, possible government support for the housing and financial services industries, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC.

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
DELIVERIES
Northern Region
Homes	97	105
Dollars	$46,725	$51,026
Average Sales Price	$482	$486

Southern region
Homes	64	100
Dollars	$27,278	$48,373
Average Sales Price	$426	$484

Midwestern region
Homes	28	28
Dollars	$11,478	$12,836
Average Sales Price	$410	$458

Florida region
Homes	11	30
Dollars	$3,121	$7,122
Average Sales Price	$284	$237

Total
Homes	200	263
Dollars	$88,602	$119,357
Average Sales Price	$443	$454

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
NEW ORDERS
Northern Region
Homes	55	113
Dollars	$25,454	$53,582
Average Sales Price	$463	$474

Southern region
Homes	51	121
Dollars	$18,225	$58,582
Average Sales Price	$357	$484

Midwestern region
Homes	21	40
Dollars	$8,160	$13,436
Average Sales Price	$389	$336

Florida region
Homes	8	29
Dollars	$1,791	$6,976
Average Sales Price	$224	$241

Total
Homes	135	303
Dollars	$53,630	$132,576
Average Sales Price	$397	$438

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At September 30,
	2008	2007
BACKLOG
Northern Region
Homes	168	263
Dollars	$88,547	$147,191
Average Sales Price	$527	$560

Southern region
Homes	203	264
Dollars	$94,706	$140,737
Average Sales Price	$467	$533

Midwestern region
Homes	41	67
Dollars	$17,766	$28,532
Average Sales Price	$433	$426

Florida region
Homes	9	55
Dollars	$2,318	$14,672
Average Sales Price	$258	$267

Total
Homes	421	649
Dollars	$203,337	$331,132
Average Sales Price	$483	$510